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                                                                  EXHIBIT 99.1

THE FOLLOWING SUPPLEMENTAL INFORMATION IS FILED PURSUANT TO REGULATION FD IN CONJUNCTION WITH INDEPENDENT BANK CORP.'S OCTOBER 10, 2003 EARNINGS CONFERENCE CALL.

- Loan growth was 8.2% for the first nine months of 2003 and expected total loan growth for the full year of 2003 is 10%.

- Non-interest income is expected to be approximately $6.0 million for the fourth quarter of 2003.

- Non-interest expense was $18 million for the third quarter ending September 30, 2003 and is expected to remain relatively consistent for the fourth quarter of 2003.

- The net interest margin is expected to be in the region of 4% for the fourth quarter.

- Loan loss provision is expected to be approximately $700,000 for the fourth quarter of 2003.

-     The tax provision is estimated at 32% for the fourth quarter.